Exhibit 10.4
Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule24b-2 promulgated under the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.
INFORMATION REPORT SUPPLY AGREEMENT
THIS INFORMATION REPORT SUPPLY AGREEMENT (this “Agreement”) is entered into by and between THE AUSTRALIAN TRAFFIC NETWORK PTY LIMITED, ABN 50 378 993 736 (“ATN”); and AUSTEREO PTY LIMITED, ABN 85 007 914 641 (“Austereo”).
INTRODUCTION
A.	Austereo is the licensee of analogue and digital radio broadcasting stations including but not limited to those set forth below:

In Sydney:	2 Day FM and Triple M
In Melbourne:	Fox FM and Triple M
In Brisbane:	B105 and Triple M
In Adelaide:	SAFM and Triple M
In Perth:	Mix 94.5 and 92.9
and the owner and operator of various websites.

B.	Austereo has requested that ATN provide Traffic Reports (including Tags) for use on the Stations and additional cash compensation.

C.	ATN has agreed to provide Austereo with Traffic Reports, Tags and additional cash compensation in exchange for Austereo’s agreement to broadcast the Traffic Reports (including Tags) and to broadcast Tags immediately adjacent to News Reports, all in accordance with the terms of this Agreement.

D.	This agreement contemplates the use of traffic information on digital radio stations owned or operated by Austereo during the Term, the terms and means to be discussed in good faith by the parties.

E.	This agreement contemplates use of traffic information on websites owned or operated by Austereo during the Term, the terms and means to be discussed in good faith by the parties.

1.	DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

In this Agreement:

BSA means the Broadcasting Services Act 1992 (Cth).

Broadcasting Schedule means the schedule for broadcasting Information Reports and Tags, as set forth in Schedule A attached or as otherwise agreed by the parties in accordance with this Agreement.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales.

Commencement date means 1 July 2008.

CRA Codes means the Commercial Radio Australia Codes of Practice and any Commercial Radio Standards endorsed or applied (as the case may be) by the Australian Communications and Media Authority pursuant to the BSA.

Fee means cash compensation in accordance with the following schedule and subject to adjustment as set forth in Schedule C:
1 July 2008 through 30 June 2012:	$[***] per annum exclusive of GST, in monthly instalments of $[***], plus GST.
Force Majeure means acts of God, fire, unavoidable accident, acts of war, (declared or undeclared) laws, rules, regulations and orders of any Government or Government Agency, emergency broadcast or other broadcast requirements under CRA Codes or as a result of government requirements, strikes, walkouts, lockouts and other disturbances, delays in transportation, floods, storms and other natural disturbances, the failure or destruction of any technical equipment, weather or flying conditions, and other matters beyond the control of, or not reasonably foreseeable to the party concerned (other than the ability of the party for whatever reason, to pay money it is obliged to pay), whether or not similar to those enumerated.

Independent Accountant means a person who is expert and prominent in the subject matter for which he is appointed and who is appointed jointly by the parties, or if they do not agree on the person to be appointed within seven days of any party requesting appointment, a chartered accountant appointed by the Regional Manager New South Wales branch of The Institute of Chartered Accountants in Australia at the request of either party.

Information Reports means Traffic Reports and/or News Reports, as applicable.

Intellectual Property Rights means all intellectual property rights, including but not limited to: (a) patents, copyright, know-how, trade secrets, rights in circuit layouts, registered designs, trade marks and the right to have confidential information kept confidential; and (b) any application or right to apply for registration of any of the rights referred to in paragraph (a).

News Report means a radio news bulletin produced and broadcast by Austereo, together with a Tag, that contains information likely to be of interest to radio listeners concerning (among other things) breaking news, current events, newsworthy events and current affairs, including without limitation general information, sports, finance, traffic and weather information.

Notice includes all notices, consents, requests, waivers, demands or other communications by a party to another party permitted or required by this Agreement.

Stations means the analogue and digital radio stations that are broadcast and streamed online controlled or operated by Austereo during the Term.

Tag means a ten (10) second commercial announcement read live by an ATN reporter at the end of each Traffic Report and News Report or otherwise supplied by ATN in pre-recorded form, and which complies in content and style with the standard Austereo policy for allowable commercial announcements or credit lines permitted to other sponsors on the Stations.

Term means the four year period commencing on the Commencement Date and ending at the close of business on June 30, 2012 or upon earlier termination pursuant to clause 8 of this Agreement.

Traffic Report means a report on road traffic conditions for the Station area, together with a Tag.
1.2	INTERPRETATION

In this Agreement (including the recitals) unless the contrary intention appears:
(a)	words denoting the singular include the plural and vice versa;

(b)	a reference to any one of an individual, corporation, partnership, joint venture, association, authority, trust or government, includes (as the context requires) any other of them;

(c)	a reference to a party is a reference to a party to this agreement and includes that party’s executors, administrators, successors and permitted assigns;

(d)	related body corporate has the meaning ascribed by section 50 of the Corporations Act 2001 (Cth);

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Sydney, Australia time; and

(g)	except with respect to the delivery and broadcast of Information Reports and Tags, if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.
2.	PROVISION AND BROADCAST OF INFORMATION REPORTS

2.1	From the Commencement Date (subject to clause 2.2) and for the Term:
(a)	ATN agrees to provide to Austereo, at ATN’s expense, and Austereo agrees to broadcast on Stations, at Austereo’s expense, a minimum number of Traffic Reports(including Tags); and

(b)	Austereo, at Austereo’s expense, agrees to prepare and broadcast on Stations a minimum number of News Reports (including Tags)
as described in the Broadcasting Schedule and in accordance with specifications in Schedule B and at other times or for special events as agreed between the parties from time to time except Christmas Day.
2.2	The parties acknowledge that it may be necessary to make amendments to the Broadcasting Schedule from time to time. Austereo may, by providing ATN with at least thirty (30) days advance written notice, notify ATN of a change to the Broadcasting Schedule provided that:

(a)	neither the total number of Traffic Reports nor the total number of News Reports (in either case including Tags) broadcast is decreased;

(b)	if the total number of Information Reports broadcast is increased, an additional Tag shall be broadcast in respect of each additional Information Report; and

(c)	Austereo must ensure that the Tags are broadcast at times no less favourable to ATN than those times specified in the Broadcasting Schedule, unless agreed to by ATN.
Unless specifically provided for in this Agreement, no amendments to the Broadcasting Schedule shall result in a reduction in the total number of Tags being broadcast. Where broadcasts of Information Reports are removed from the Broadcasting Schedule, the parties must negotiate a replacement broadcast in good faith.
2.3	In addition to the times listed in the Broadcasting Schedule, ATN will, during the Term, forward any significant traffic information to Austereo without delay, if and when it becomes available.

2.4	At the election of Austereo in relation to each Station, ATN shall provide the Traffic Reports and the Tags to be included in Traffic Reports and News Reports either:
(a)	by live feed directly to Austereo at the scheduled broadcast time and in a format compatible with the broadcasting system and technology used by Austereo; or

(b)	in recorded format (compatible with the broadcasting system and technology used by Austereo), in which case ATN must deliver the Traffic Reports to Austereo a reasonable amount of time prior to the relevant time stated in the Broadcasting Schedule.
Austereo may direct ATN in writing no later than seven days prior to the relevant scheduled broadcast time, that ATN is to provide the Traffic Reports for a Station in accordance with either clause 2.4(a) or 2.4(b), such direction to remain in force until such time as Austereo provides ATN with a subsequent direction for that Station. In the absence of any direction by Austereo for any Station, the Traffic Reports for such Station shall be provided in accordance with clause 2.4(a).

2.5	In addition to Traffic Reports, ATN will supply, at the request of Austereo, traffic and/or general news reports for special promotional events, sporting events, beach reports or weekend reports. These reports will also carry a Tag at the conclusion of each report, and the reports will be scheduled and agreed upon at least 30 days in advance. Emergency and disaster reports will be provided to Austereo without a Tag.

2.6	In the event of a recorded or delayed broadcast of an Information Report, Austereo will use best endeavours to broadcast such Information Reports within fifteen minutes of the times listed in the Broadcasting Schedule.

2.7	In the event of delayed or recorded broadcasts of Information Reports, Austereo must verify to ATN that such Information Reports were broadcast. If ATN so requests, within five weeks of the allocated broadcast dates for the requested Information Reports, Austereo must provide written verification of the times that such Information Reports were broadcast as required under this Agreement and in the absence of obvious and material error, such written verification will be conclusive evidence that the Information Reports were broadcast under this Agreement.

2.8	Notwithstanding anything to the contrary contained in this Agreement, Austereo is not obliged to broadcast any Traffic Report or Tag which is, in the reasonable opinion of Austereo, not in accordance with the specifications set forth in Schedule B.

2.9	ATN warrants to and agrees with Austereo that no Traffic Report or Tag provided by it to Austereo will contain any matter which is in breach of BSA, the CRA Codes or which is otherwise contrary to law or in breach of the proprietary or other rights of any person.

2.10	All Traffic Reports will be broadcast from ATN aircraft, ATN premises, or other place of broadcast, via appropriate communication technology as shall be mutually agreed from time to time. All costs associated with ATN providing the Traffic Reports will be the sole responsibility of ATN. Except for periods of inclement weather, maintenance, or other conditions that prevent flying, ATN agrees that the Traffic Reports will be compiled by ATN using aerial or elevated observations by use of aircraft (whether helicopter or fixed wing) in each of the broadcast areas of the Stations during the term of this Agreement.

3.	TAGS

3.1	Immediately following each Information Report broadcast by Austereo, Austereo must broadcast on the Station, at Austereo’s cost, a Tag that will be provided live to Austereo by ATN as part of such Information Report. If, by agreement with Austereo a Tag is not provided live by ATN, or if Austereo opts to broadcast a Tag in recorded format, then Austereo must broadcast the recorded Tag immediately following the Information Report subject to the Tag having been provided by ATN to Austereo a reasonable time prior to the scheduled broadcast. All payments received for the Tag will be for the benefit of ATN.

3.2	ATN must ensure that each Tag is in compliance with Austereo’s programming guidelines as described on Schedule B. Subject to clause 2.9, all other specifications of the Tags shall be at the sole discretion of ATN.

3.3	If Austereo fails to broadcast any Tag as required under this Agreement other than as a result of a failure by ATN to comply with its obligations under this Agreement, Austereo must use all reasonable endeavours to broadcast a replacement Tag at a time proposed by Austereo and approved by ATN (such approval not to be unreasonably withheld).

3.4	ATN may receive payment from other persons in respect of the Tags and, subject to this Agreement: (a) the Tags may endorse a person or a product of a person; (b) ATN is entitled to contract with any persons (subject to clause 11) on any terms it considers appropriate in respect of the content of the Tags; and (c) Austereo has no direct entitlement to any monies or other consideration received by ATN in respect of the Tags. Austereo acknowledges that its payment in respect of the Tags is as set out in this Agreement.

4.	CLEARANCE OF TRAFFIC REPORTS AND TAGS

4.1	Austereo may edit, or request ATN to edit, any Traffic Reports or Tags that it reasonably considers are in breach of this Agreement. Austereo agrees to use reasonable endeavours to consult with ATN prior to editing any Tags (where there is sufficient time prior to the scheduled broadcast) and the parties agree to use reasonable endeavours to negotiate any changes in good faith; provided, however, that Austereo shall have final approval and editorial rights in relation to the content of any Traffic Report or Tag.

4.2	If Austereo receives a notice claim or demand by a third party in relation to any Tag, it will be entitled, at its discretion, to discontinue the broadcast of such Tag until such time as there is an opportunity to investigate the claim or demand and make arrangements, where appropriate, for an edited or replacement Tag.

4.3	ATN acknowledges and agrees that, notwithstanding the foregoing, Austereo shall not be required to broadcast any Tag which in Austereo’s opinion (acting reasonably) is in breach of this Agreement.

5.	FAILURE TO BROADCAST

Neither ATN nor Austereo will incur any liability under this Agreement because of any failure to provide or failure to broadcast any Information Reports and Tags due to Force Majeure.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	Subject to third party rights, ATN acknowledges that Austereo owns all Intellectual Property Rights in the News Reports produced by Austereo.

6.2	Subject to third party rights, Austereo acknowledges that ATN owns all Intellectual Property Rights in the Traffic Reports and the Tags provided by ATN to Austereo under this Agreement; provided, however, that ATN shall not sell, licence or otherwise distribute to any other person or station in competition with Austereo any Traffic Report or Tag which is presented by an employee or personality of Austereo without the prior written consent of Austereo (which may be withheld at Austereo’s absolute discretion).

Austereo acknowledges that ATN will be entitled to provide to other radio stations or for the purpose of any medium (including without limitation wireless, mobile, on-line, internet, or satellite medium and whether as part of a multi-media portal or otherwise), Traffic Reports and Tags which are substantially identical in content to the Traffic Reports and Tags provided to Austereo under this Agreement, but it is agreed that the voicing or personality used for Stations’ Traffic Reports may not be used by any station considered by Austereo, in its sole discretion, to be competitive with any Austereo Stations without the prior consent of Austereo (which may be withheld at Austereo’s absolute discretion).

6.3	ATN licenses Austereo the right to broadcast, reproduce and communicate to the public on the Stations, Traffic Reports provided to Austereo by ATN and to make a taped copy of such Traffic Reports solely for the purpose of making a delayed broadcast on Stations and to edit such Traffic Report as permitted by this Agreement (provided that the Tag is incorporated in full) for such delayed broadcast. Austereo has no other rights in the Traffic Reports provided by ATN and, without limiting generality, must not without the prior written consent of ATN broadcast the Traffic Reports on any other Stations owned or operated by Austereo or any of their related bodies corporate nor provide copies or purport to authorise any other Austereo station to re-broadcast such Traffic Reports, unless agreed to in writing by ATN.

6.4	Austereo agrees not to provide or sell the Traffic Reports or the Tags or any of the information contained in the Traffic Reports or the Tags to any other person without the prior written consent of ATN; provided, however, that Austereo shall be entitled to provide the Traffic Reports and Tags or any of them to a third party in compliance with any statutory or regulatory requirement or in relation to any scheme or contractual obligation for the purpose of demonstrating accountability of Austereo of placement of any material contracted to be broadcast for or on behalf of a third party.

6.5	The parties agree to discuss in good faith means of exploiting, and ATN shall be given the first right to provide, traffic information for use on any digital radio stations owned or operated by Austereo during the Term. In the event that Austereo is able to obtain traffic information from another entity during the Term for use on any digital radio station, Austereo shall not enter any agreement with any such entity without first offering ATN the right to match or better any such arrangement.

6.6	The parties agree in good faith to discuss exploitation of ATN traffic information on websites owned or operated by Austereo during the Term on the understanding that such exploitation will be subject to any pre-existing third party rights, including but not limited to, rights held by Austereo’s online media partner.

7.	PAYMENT OF FEE

7.1	ATN agrees to pay to Austereo the Fee as set out in clause 1.1 of this Agreement and Schedule C, and the allocation of the Fee between the Austereo Stations is solely at the discretion of Austereo.

7.2	At the conclusion of each week Austereo will print direct from their scheduling system a report detailing the spots that went to air. Austereo’s Traffic function will report to ATN any circumstances where the scheduled spots do not go to air on a weekly basis.

7.3	Within 30 days of receiving the written statement of Austereo contemplated by clause 7.2 above, ATN shall:
(a)	pay to Austereo the amount set forth in such statement; or

(b)	give Austereo a notice stating that it does not agree with such statement, and specifying the matters in respect of which it disagrees and the grounds on which such disagreement is based.
If ATN delivers the notice referred to in clause 7.3(b), then it must pay the amount set out in the written statement of Austereo, less any amounts disputed, within five Business Days after giving the notice under clause 7.3(b). Unless otherwise agreed upon by the parties, amounts set forth on such statement for a particular month and invoiced by Austereo shall become conclusive and binding on Austereo with respect to amounts owed by ATN for such month upon ATN’s payment of such invoiced amount. However, if ATN makes a payment under this Agreement, that fact shall not constitute agreement by ATN of the accuracy of anything contained in the corresponding written statement of Austereo.
7.4	If a matter of disagreement under clause 7.3 is not resolved within five Business Days of delivery of the notice by ATN under clause 7.3(b), then either ATN or Austereo may refer the matter of disagreement for resolution to an Independent Accountant pursuant to the procedures set forth below, which shall be the sole and exclusive remedy of the parties related to matters of disagreement under clause 7.3:
(a)	The disputed matters must be referred to the Independent Accountant by written submission which must include copies of documents relevant to the dispute and reference to the relevant provisions of this Agreement.

(b)	The Independent Accountant shall be instructed to finish its determination as soon as practicable, and in any event no later than ten (10) Business Days after its appointment (or other period agreed by the parties).

(c)	The parties shall promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by it in connection with its determination. All correspondence between the Independent Accountant and a party must be copied to the other party.

(d)	The Independent Accountant shall determine the procedures for settlement of the disputed matter.

(e)	The Independent Accountant acts as an independent expert and not an arbitrator. The Independent Accountant’s decision will be conclusive, final and binding on the parties (except in the case of manifest error).

(f)	The costs of the Independent Accountant will be paid as determined by the Independent Accountant having regard to the relative position of the parties on the disagreement.
8.	TERM AND TERMINATION

8.1	This Agreement will commence on the Commencement Date and shall continue for the Term unless terminated earlier in accordance with this Agreement. Within 2 months of the end of the Term, both parties agree to enter discussions in relation to renewal of the Term.

8.2	ATN may terminate this Agreement with immediate effect by giving notice to Austereo if Austereo fails to broadcast any Tags for at least 95% of the times set forth in the Broadcast Schedule in any calendar month except where Austereo’s failure is caused reason of Force Majeure or by a failure of ATN to comply with its obligations under this Agreement, or except where replacement Tags have been broadcast in accordance with this Agreement. ATN may terminate this Agreement immediately as it relates to any one Station upon written notice to Austereo if such Station’s broadcast licence is terminated or revoked for any reason whatsoever and the Fee shall be adjusted accordingly in accordance with Schedule C.

8.3	Austereo may terminate this Agreement with immediate effect by giving notice to ATN if: (i) ATN fails to provide Austereo with any Traffic Reports for a continuous period of 36 hours; or (ii) ATN fails to provide Traffic Reports for at least 95% of the scheduled Traffic Reports in the Broadcasting Schedule over any two month period; except in either case where ATN’s failure is caused by reason of Force Majeure or by Austereo failing to comply with its obligations under this Agreement.

8.4	Either party may terminate this Agreement with immediate effect by giving written notice to the other party if: (a) such other party breaches any provision of this Agreement and fails to remedy the breach within thirty (30) days after receiving written notice requiring it to do so; or (b) that other party breaches a material provision of this Agreement which breach is not capable of remedy; or (c) an event referred to in clause 8.5 occurs with respect to such other party.

8.5	Each party must notify the other party immediately if:
(a)	that party disposes of the whole or part of its assets, operations or business other than in the ordinary course of business;

(b)	that party ceases to carry on business;

(c)	that party ceases to be able to pay its debts as they become due;

(d)	any step is taken by a mortgagee to take possession or dispose of the whole or part of that party’s assets, operations or business; or

(e)	any step is taken to enter into any arrangement between that party and its creditors;

(f)	any step is taken to appoint a receiver, a receiver and manager, a trustee in bankruptcy, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that party’s assets, operations or business; or

(g)	where that party is a partnership, any step is taken to dissolve that partnership.
8.6	Termination of this Agreement does not affect any accrued rights or remedies of either party, including the right to seek damages at common law to which a party may be entitled as a result of any breach or default by the other party giving rise to a termination under clause 8.2, 8.3 or 8.4, as applicable. Upon termination of this Agreement in accordance with this clause 8, and except as otherwise provided above in this clause 8, (i) ATN’s obligations to deliver Traffic Reports and Tags and to pay the Fee shall cease, and (ii) Austereo’s obligations to broadcast Traffic Reports and Tags shall cease; in each case without prejudice to the parties’ rights to seek damages for termination under clauses 8.2, 8.3 or 8.4, as applicable.

9.	NON-SOLICITATION OF EMPLOYEES

9.1	Austereo may not during the Term, and for a period of 90 days from the termination of this Agreement, solicit, canvass, or approach a person who was an employee of ATN at any time during the term of this Agreement with a view to inducing or encouraging them to leave their employment with ATN; provided, however that this clause shall not apply in respect of any person who: (i) has at any time been an employee or contractor of Austereo, or any related body corporate of Austereo; and (ii) has been employed by ATN, or any related body corporate of ATN, for a period of less than three (3) months.

9.2	ATN may not during the term of this Agreement, and for a period of 90 days from the termination of this Agreement, solicit, canvass or approach a person who was an employee of Austereo at any time during the term of this Agreement with a view to inducing or encouraging them to leave their employment with ATN; provided, however that this clause shall not apply in respect of any person who: (i) has at any time been an employee or contractor of ATN, or any related body corporate of ATN; or (ii) has been employed by Austereo for a period of less than three (3) months.

10.	CONFIDENTIALITY

The parties agree that each party (the “receiving party”) may use Confidential Information of the other party (the “disclosing party”) only for the purposes of performing its obligations under this Agreement and that such Confidential Information will be kept confidential by the receiving party and its representatives and agents and shall not be disclosed without the prior written consent of the disclosing party; provided, however, that Confidential Information may be disclosed to the receiving party’s representatives or agents who need to know such information for the purpose of performing the receiving party’s obligations under this Agreement (it being understood that such representatives and agents shall be informed by the receiving party of the confidential nature of such information, and shall be directed by the receiving party to treat such information confidentially). The receiving party agrees to be responsible for any breach of this Agreement by its representatives or agents. Notwithstanding the restrictions set forth in this clause, a receiving party shall be permitted to disclose Confidential Information of the disclosing party if such disclosure is required by applicable law or legal process, including applicable regulations of the United States Securities and Exchange Commission. In such event, the receiving party shall (a) notify the disclosing party and give the disclosing party a reasonable opportunity to take steps that the disclosing party considers necessary to protect the confidentiality of such Confidential Information; and (b) notify the third person that the information is confidential information of the disclosing party.

11.	[***]

12.	INDEMNITY AND INSURANCE

12.1	Austereo shall indemnify ATN against all expenses, losses, damages and costs (on a solicitor and own client basis and whether incurred by or awarded against ATN) that ATN may sustain or incur as a result, whether directly or indirectly, of:
(a)	any breach of this Agreement by Austereo including, but not limited to, a breach in respect of which ATN exercises an express right to terminate this Agreement;

(b)	any loss of or damage to any property or injury to or death of any person caused by any negligent act or omission or wilful misconduct of Austereo or its officers and employees; or

(c)	any use of the Traffic Reports or the Tags in breach of this Agreement.
Austereo recognises that the Traffic Reports and Tags are subject to copyright, and that use of such Traffic Reports in breach of this Agreement may be the subject of injunctive relief, as well as a claim in damages.
12.2	ATN must indemnify Austereo against all expenses, losses, damages and costs (on a solicitor and own client basis and whether incurred by or awarded against Austereo) that Austereo may sustain or incur as a result, whether directly or indirectly, of:
(a)	any breach of this Agreement by ATN including, but not limited to, a breach in respect of which Austereo exercises an express right to terminate this Agreement;

(b)	any loss of or damage to any property or injury to or death of any person caused by any negligent act or omission or wilful misconduct of ATN or its officers and employees; or

(c)	any claim arising in relation to the content of the Tags or the Traffic Reports, except to the extent that the same arose wholly or partly as a result of any unauthorised use by Austereo of the Tags or the Traffic Reports in breach of this Agreement(ii) directions or requests issued to ATN by Austereo; (iii) any information provided to ATN by Austereo or its employees upon which ATN relied; or (iv) any changes made to, or requested in respect of, the Traffic Reports or the Tags by Austereo.
13.	DISPUTE RESOLUTION

13.1	If a dispute arises out of this Agreement (a “Dispute”), a party must comply with this clause 13 before commencing arbitration or court proceedings (except proceedings for interlocutory relief). This clause 13 does not apply to disputes required to be resolved in accordance with clause 8.4.

13.2	A party claiming a Dispute has arisen must give the other party to the Dispute notice setting out details of the Dispute. During the 14 days after such notice is given (or longer period if the parties to the Dispute agree in writing), each party to the Dispute must use its reasonable efforts to resolve the Dispute. If the parties cannot resolve the Dispute within that period, they must refer the Dispute to a mediator if one of them requests. If the parties to the Dispute cannot agree on a mediator within seven days after such request, the chairman of LEADR or the chairman’s nominee will appoint a mediator. The role of a mediator is to assist in negotiating a resolution of the Dispute. A mediator may not make a binding decision on a party to the Dispute except if the party agrees in writing.

13.3	Any information or documents disclosed by a party under this clause 13 must be kept confidential, and may only be used to attempt to resolve the Dispute.

13.4	Each party to a Dispute must pay its own costs of complying with this clause 13. The parties to the Dispute must equally pay the costs of any mediator.

13.5	A party to a Dispute may terminate the dispute resolution process by giving notice to each other after it has complied with clauses 13.1 and 13.2. Clauses 13.3 and 13.4 shall survive termination of the dispute resolution process.

13.6	If a party to a Dispute breaches clauses 13.1 through 13.5, the other party or parties to the Dispute do not have to comply with such clauses in relation to the Dispute.

14.	WARRANTIES OF THE PARTIES

14.1	Austereo warrants that:
(a)	it has the capacity to enter into this Agreement and broadcast the Information Reports and the Tags on the Stations;

(b)	it has the authority to direct each of the Stations to comply with this Agreement; and

(c)	this Agreement will not cause it to be in breach of any other agreement or law that may entitle another person to apply for injunctive relieve to prevent Austereo from complying with its obligations under this Agreement.
14.2	ATN warrants that:
(a)	it has capacity to enter into this Agreement and do all things necessary to comply with its obligations under the terms of this Agreement; and

(b)	this Agreement will not cause it to be in breach of any other agreement that may entitle another person to apply for injunctive relieve to prevent the ATN from complying with its obligations under this Agreement.
15.	MISCELLANEOUS

15.1	No party is liable for any failure to perform or delay in performing its obligations under this agreement if that failure or delay is due to a Force Majeure event. If that failure or delay exceeds thirty (30) days, the other party may terminate this agreement with immediate effect by giving notice to the other party. A party whose performance is affected by Force Majeure will use all reasonable endeavours to expedite resumption of the relevant performance failure.

15.2	A notice, demand, consent, approval or communication under this Agreement must be in writing, in English and signed by a person duly authorised by the sender, and hand delivered or sent by prepaid post or facsimile to the recipient’s address for notices specified below:
If to ATN:
The Australian Traffic Network Pty Limited
Level 42, 100 Miller Street
Sydney NSW 2060
Attention: Bill Pezzimenti
If to Austereo:
Austereo Pty Limited

Level 14, 50 Goulburn Street
Sydney NSW 2000
Attention: Michael Anderson
A notice given in accordance with this clause shall take effect when received (or at a later time specified in it), and is taken to be received: (a) if hand delivered, on delivery; (b) if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia); and (c) if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire notice. Notwithstanding the foregoing, if delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the notice is taken to be received at 9.00am on the next Business Day.
15.3	This Agreement does not create a relationship of employment, agency, partnership or joint venture between the parties.

15.4	This Agreement is governed by the law applicable in New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

15.5	This Agreement may be executed in any number of counterparts.

15.6	This Agreement may be altered only in writing signed by each party.

15.7	A party must not assign this agreement or any right under this Agreement (except to its related bodies corporate) without the prior written consent of the other party, which must not be unreasonably withheld.

15.8	Each party must bear its own costs of preparing and executing this Agreement.

15.9	This Agreement, including its schedules and annexures, represents the entire understanding between the parties. No waiver, alteration, or modification of any provision hereof shall be binding unless in writing and signed by authorised agents or employees of both parties to this agreement.
Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, all on and as of the date first written above.

SIGNED for and on behalf of THE	)
AUSTRALIAN TRAFFIC NETWORK	)
PTY LIMITED by one of its directors in	)
the presence of:	)

/s/ Patrick Qunilan		/s/ Bill Pezzimenti

Witness		Bill Pezzimenti, Managing Director

P. Quinlan

Name (printed)

SIGNED for and on behalf of	)
AUSTEREO PTY LIMITED by	)
one of its authorized officers in	)
in the presence of:	)

/s/ Victoria Lloyd		/s/ Michael Anderson
Witness		Michael Anderson, Director

Victoria Lloyd

Name (printed)

SCHEDULE A
BROADCASTING SCHEDULE
[***]

A-1

SCHEDULE B
REPORT AND TAG PROGRAMMING GUIDELINES
Report Specifications:
Traffic Reports must be of high quality, containing relevant and timely information so as to be of maximum benefit to the target audiences of the Stations. The Traffic Reports shall be current and shall, as far as is reasonably practicable, represent the latest information available at the time of provision of the Traffic Report.
Traffic Reports for a Station must be presented in a style and be consistent with the relevant Station programming format and reporting format as notified to ATN by Austereo in writing. Austereo will give reasonable notice (in no event less than fourteen (14) days) of any material change in format of the Station where that change affects the reporting requirements.
The persons engaged by ATN at its expense for the purpose of presentation of Traffic Reports shall be persons who are approved by Austereo as being suitable for broadcasting to the audience of Stations.
Tag Specifications:
Each Tag shall be no more than ten seconds in length.
Each Tag shall comply in content and style with Austereo’s standard advertising terms and conditions as provided by Austereo to ATN, and as amended from time to time. It is acknowledged that the conduct of broadcasters can influence reform of advertising or broadcasting laws codes or regulation. Austereo will be entitled to take into account regulator and community concern including those relating to setting its policies.
A Tag shall be produced and provided in a form which ensures that a reasonable listener of the Station(s) can distinguish that Tag as advertising material as opposed to editorial, news or other material. Austereo shall have the absolute right, in its discretion, to reject any Tag which in the opinion of Austereo does not conform to this paragraph, in which case ATN may provide a substitute Tag.
A Tag shall not contain news or current affairs material nor any political, religious, economic or social comment statement or opinion.
All other specifications of the Tags shall be at the sole discretion of ATN, provided they comply with the requirements of this Agreement.
Specifications applicable to Reports and Tags
In addition to the Report Specifications and Tag Specifications and set forth above, the Traffic Reports and Tags, and the publication of them, shall:
(a)	comply with the BSA and the CRA Codes;

(b)	not be in breach of the Trade Practices Act or any fair trading legislation or regulation;

(c)	not be in breach of any privacy regulation or code;

(d)	not be in breach of any other law or regulation;

B-1

(e)	not be in breach of any advertising or broadcasting industry code or industry agreement;

(f)	to the best of ATN’s knowledge and belief (applying best industry practice due diligence) not breach the Intellectual Property Rights of any person;

(h)	not contain anything that may reasonably be considered likely to cause offence;

(i)	not be reasonably likely to diminish the reputation or goodwill of Austereo by virtue of (i) the reputation or character of any persons or products associated with them; (ii)any controversial information contained within them; or (iii) any other reason whatsoever;

(j)	not contain anything that might promote a radio competitor of Austereo; and

(k)	be of a quality reasonably expected of a person holding himself out as being capable of producing Traffic Reports and the Tags, except to the extent that the failure of the Traffic Reports or Tags to comply with this clause is caused by changes to them by Austereo.

B-2

SCHEDULE C
FEE ADJUSTMENTS
Item 1: Definitions
In this Schedule C:
A.	“Non-Broadcasting Station” means a Station that has failed to broadcast Tags as required under this Agreement;

B.	“Reduction” means the reduction of the Fee to which ATN is entitled by virtue of this schedule;

C.	“Station Fee Percentage” means the percentage of the Fee attributable to a Non-Broadcasting Station, as set out in Item 4 of this Schedule C;

D.	“TR” means the total number of Tags required under this Agreement to be broadcast on a Non-Broadcasting Station during a specified time period; and

E.	“UR” means the number of or Tags required under this Agreement to be broadcast on a Non-Broadcasting Station during a specified time period that have not been broadcast during such time period by such Non-Broadcasting Station.
Item 2: Fee
The Fee shall be an amount of cash compensation payable by ATN to Austereo in accordance with the following schedule, and subject to adjustment pursuant to this Schedule C:
1 July 2008 through 30 June 2012:	$[***] per annum exclusive of GST, in monthly instalments of $[***], plus GST.
Item 2A: Adjustment of Fee
If Austereo does not broadcast any Tag in accordance with the Broadcasting Schedule (except a Tag that Austereo is not obliged to broadcast under this Agreement), and Austereo does not broadcast, and notify ATN of, a replacement broadcast of the Tag within five days, ATN shall be entitled to a reduction of the Fee, calculated as follows:

Reduction = (UR/TR) x Fee x Station Fee Percentage
Item 3: Application of Adjustments
Should ATN be entitled to more than one Reduction in any period by virtue of this Schedule, then ATN shall be entitled to the sum of all such Reductions.
Any Reduction to the Fee in accordance with this Schedule shall be accounted for, as far as is possible, by reducing the monthly payment of the Fee payable in respect of the month in which the events leading to the Reduction occurred.

C-1

Item 4: Station Tag Broadcast Fee Percentages:

Station	Market	Tag Fee Percentage
B105	Brisbane	8.4
Triple M	Brisbane	10.3
92.9	Perth	4.1
Mix 94.5	Perth	8.7
Triple M	Sydney	14.1
2Day FM	Sydney	17.5
SA FM	Adelaide	7.3
Triple M	Adelaide	4.0
Triple M	Melbourne	11.7
Fox FM	Melbourne	13.9

C-2